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                                                                       Exhibit 3


                         STOCKHOLDERS' RIGHTS AGREEMENT

      THIS STOCKHOLDERS' RIGHTS AGREEMENT (this "Agreement") is entered into as of November 5, 2002, by and among Pan Pacific Retail Properties, Inc., a Maryland corporation (the "Company"), Lazard Freres Real Estate Investors L.L.C., a New York limited liability company ("LFREI"), LF Strategic Realty Investors L.P., a Delaware limited partnership ("LFSRI"), Prometheus Western Retail Trust, a Maryland real estate investment trust ("Retail Trust"), and Prometheus Western Retail, LLC, a Delaware limited liability company ("Prometheus" and together with LFREI, LFSRI and Retail Trust, the "Lazard Parties," each, a "Lazard Party").

                                    RECITALS

      WHEREAS, Prometheus holds shares of common stock of Center Trust, Inc., a Maryland corporation ("Center Trust"); and

      WHEREAS, pursuant to the terms of an Agreement and Plan of Merger, dated as of November 5, 2002 (as the same may be amended, the "Merger Agreement"), by and among the Company, MB Acquisition, Inc., a Maryland corporation and wholly-owned subsidiary of the Company ("Merger Sub"), and Center Trust, Merger Sub will merge with and into Center Trust (the "Merger"), with the result that each of outstanding shares of common stock of Center Trust will be converted into the right to receive shares of common stock of the Company.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

      1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

      "Affiliate" of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

      "Agreement" shall have the meaning set forth in the Preamble.

      "Board" means the board of directors of the Company.

      "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

      "Center Trust" shall have the meaning set forth in the Recitals.

      "Closing Date" means the date the Merger is consummated by filing the articles of merger related to the Merger with the State Department of Assessments and Taxation of
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Maryland, or such other date as the Company, Merger Sub and Center Trust shall specify in such filings in accordance with applicable law.

      "Common Stock" means the Common Stock, par value $0.01 per share, of the Company or any other shares of capital stock or other securities of the Company into which such shares of Common Stock shall be reclassified or changed, including, by reason of a merger, consolidation, reorganization or recapitalization. If the Common Stock has been so reclassified or changed, or if the Company pays a dividend or makes a distribution on the Common Stock in shares of capital stock or subdivides (or combines) its outstanding shares of Common Stock into a greater (or smaller) number of shares of Common Stock, a share of Common Stock shall be deemed to be such number of shares of stock and amount of other securities to which a holder of a share of Common Stock outstanding immediately prior to such change, reclassification, exchange, dividend, distribution, subdivision or combination would be entitled.

      "Company" shall have the meaning set forth in the Preamble.

      "Deferral Notice" shall have the meaning set forth in Section 3(a)(v) hereof.

      "Deferral Period" shall have the meaning set forth in Section 3(a)(v) hereof.

      "Effective Time" shall have the meaning assigned thereto in the Merger Agreement.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

      "Holder" means any record holder of Registrable Securities that is a party to this Agreement, including a Permitted Transferee.

      "Lazard Holder" means any Holder that is a Lazard Party or Lazard Subsidiary.

      "Lazard Parties" shall have the meaning set forth in the Preamble of this Agreement.

      "Lazard Subsidiary" means any majority-owned direct or indirect subsidiary of a Lazard Party.

      "LFSRI" shall have the meaning set forth in the Preamble.

      "Material Event" means any event or the existence of any fact as a result of which the Company shall determine in its reasonable discretion that a Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (including, in any such case, as a result of the non-availability of financial statements, so long as such financial statements are not yet required to be filed under the Securities Act or the Exchange Act).


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      "Merger" shall have the meaning set forth in the Recitals.

      "Merger Agreement" shall have the meaning set forth in the Recitals.

      "Merger Sub" shall have the meaning set forth in the Recitals.

      "NASD" means the National Association of Securities Dealers, Inc.

      "Parent DownREIT," "Parent DownREIT Unit," "Parent Stock Plans" and "Parent Stock Rights" shall have the meanings assigned thereto in the Merger Agreement.

      "Permitted Transferees" means any Lazard Party, Lazard Subsidiary or holder of equity interests in a Lazard Party; provided that in each case such transferee assumes and agrees to perform and becomes a party to this Agreement by notice and execution of a counterpart signature page.

      "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      "Prometheus" shall have the meaning set forth in the Preamble.

      "Prospectus" means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

      "Registrable Securities" means (i) shares of Common Stock issued to any Lazard Party in the Merger and (ii) any shares of Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, reclassification, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they are no longer owned by any Lazard Party or a Permitted Transferee.

      "Registration Statement" means any registration statement under the Securities Act of the Company that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

      "Retail Trust" shall have the meaning set forth in the Preamble.

      "SEC" means the United States Securities and Exchange Commission.


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      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

      "Shelf Effectiveness Period" shall have the meaning set forth in Section 3(a)(i) hereof.

      "Shelf Registration Statement" shall have the meaning set forth in Section 3(a)(i) hereof.

      "Shelf Underwriters" shall have the meaning set forth in Section 3(a)(iv)(B) hereof.

      "Subject Shares" means shares of Common Stock beneficially owned by the Lazard Parties, any Permitted Transferees or their controlled Affiliates whether acquired in the Merger, beneficially owned prior thereto or acquired thereafter.

      "Subsequent Shelf Registration Statement" shall have the meaning set forth in Section 3(a)(ii) hereof.

      "Subsidiary" shall have the same meaning as in Rule 12b-2 under the Exchange Act.

      "Transaction Delay Notice" shall have the meaning set forth in Section 3(a)(iv)(C) hereof.

      "Transaction Delay Period" shall have the meaning set forth in Section 3(a)(iv)(C) hereof.

      2. Information Rights.

      (a) From and after the Effective Time, until such time as the Lazard Holders beneficially own in the aggregate shares of Common Stock representing less than 25% of the shares of Common Stock issued to Prometheus in the Merger, the Company shall, if requested by Prometheus, and provided that Prometheus has entered into a customary confidentiality agreement with the Company:

            (i) provide Prometheus with (a) the right to inspect and copy the books and records of the Company, (b) a copy of the Company's audited financial statements and (c) copies of all operating plans, budgets and periodic unaudited financial statements provided to the Board;

            (ii) make appropriate officers of the Company available periodically for consultation with Prometheus or its designated representative with respect to matters relating to the business and affairs of the Company, including, without limitation, significant changes in management personnel and compensation of employees, and significant acquisitions or disposition of assets;


                                       4
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            (iii) inform Prometheus or its designated representative in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers of the Company (excluding mergers of the Company with one or more subsidiaries of the Company), significant acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the charter or by-laws of the Company, and provide Prometheus or its designated representative with the right to consult with the Company with respect to such actions; and

            (iv) provide Prometheus or its designated representative with such other rights of consultation as are necessary to qualify its ownership of the shares of Common Stock that it received in the merger as a "venture capital investment" as determined by regulations published by the United States Department of Labor.

      (b) For purposes of Section 2(a)(iii) above, the Company shall make all determinations regarding the significance or materiality of corporate actions in its reasonable discretion.

      (c) The Company agrees to consider, in good faith, the recommendations of Prometheus or its designated representative in connection with the matters on which it is consulted as described in Section 2(a) above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

      (d) In the event Prometheus transfers all or any portion of the shares of Common Stock it receives in the Merger to an Affiliate of a Lazard Party that is intended to qualify as a venture capital operating company under the United States Department of Labor's Plan Asset Regulation, such transferee shall be afforded the same rights with respect to the Company afforded to Prometheus under this Section 2 and shall be treated, for such purposes, as a third-party beneficiary hereunder.

      (e) At such time as the Lazard Holders beneficially own in the aggregate shares of common stock representing less than 25% of the shares of common stock issued to Prometheus in the Merger, LFREI shall promptly notify the Company that the Lazard Parties' rights under this Section 2 have terminated.

      3. Registration Rights.

      (a) Shelf Registration.

            (i) Shelf Registration Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a Registration Statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders of all of the Registrable Securities (the "Shelf Registration Statement"). The Shelf Registration Statement shall be on Form S-3, unless the Company is ineligible to use such form, in which case the Shelf Registration Statement shall be on another appropriate form, in any case permitting registration of such Registrable Securities for resale by such Holders in accordance with the methods of distribution set forth in the Shelf Registration Statement (such methods of distribution to include


                                       5
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underwritten offerings and other methods designated in writing by the Holders pursuant to Section 3(d)). The Lazard Parties shall be afforded a reasonable opportunity to review and comment on the draft of the Shelf Registration Statement and any amendment thereto prior to the Company filing it with the SEC, and the Company shall consider in good faith the comments of the Lazard Parties and its representatives in the preparation of the Shelf Registration Statement and any such amendment. The Company shall cause the Shelf Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. The Company shall use all reasonable efforts to cause the Shelf Registration Statement to become effective as promptly as practicable and before the Closing Date. The Company shall use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act (subject to Section 3(a)(v)) until the earliest of (x) the first day after the first anniversary of the Closing Date upon which the Lazard Parties and the Lazard Subsidiaries collectively own less than 1,000,000 shares of the Common Stock issued to Prometheus in the Merger, (y) the third anniversary of the Closing Date and (z) the sale of all of the Registrable Securities included in the Shelf Registration Statement other than to Permitted Transferees (the "Shelf Effectiveness Period"). Each Holder agrees that if such Holder wishes to sell Registrable Securities pursuant to the Shelf Registration Statement and related Prospectus, it will do so only in accordance with this Section 3(a).

            (ii) Subsequent Shelf Registrations. If the initial Shelf Registration Statement or any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Shelf Effectiveness Period, the Company shall use commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within ten (10) days of such cessation of effectiveness (or, if the cessation of effectiveness occurs during a Deferral Period, within three Business Days of the end of such Deferral Period) amend the Shelf Registration Statement in a manner reasonably expected by the Company to obtain withdrawal of the order suspending the effectiveness thereof, or file an additional "shelf" Registration Statement pursuant to Rule 415 of the Securities Act covering all of the Registrable Securities (a "Subsequent Shelf Registration Statement") to permit registration of the Registrable Securities. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to cause the Subsequent Shelf Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after such filing or, if filed during a Deferral Period, immediately after completion of the Deferral Period, and to keep such Registration Statement continuously effective until the end of the Shelf Effectiveness Period. As used herein, the term "Shelf Registration Statement" means the Shelf Registration Statement and any Subsequent Shelf Registration Statement.

            (iii) Amendments to Shelf Registration Statement. The Company shall promptly supplement and amend the Shelf Registration Statement and any related Prospectus if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement, if required by the Securities Act or as reasonably requested by LFREI.

            (iv) Underwritten Offerings.

                  (A) If one or more Holders proposes to sell Registrable Securities in a underwritten offering pursuant to the Shelf Registration Statement, such Holder or


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Holders may request the Company in writing to effect such underwritten offering by supplement or amendment to the Shelf Registration Statement, stating the number of Registrable Securities proposed to be sold. The Company and all Holders proposing to distribute Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriters for the offering.

                  (B) Any underwritten offering requested pursuant to this
Section 3(a)(iv) shall be underwritten by two co-bookrunning managing underwriters. The Holders shall have the right to select one co-bookrunning managing underwriter and the Company shall have the right to select a second co-bookrunning managing underwriter (together, the "Shelf Underwriters").

                  (C) Notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to effect an offering pursuant to this Section 3(a)(iv) during any Transaction Delay Period (as defined below) if, immediately following the Company's receipt of a request from a Holder to effect an offering pursuant to this Section 3(a)(iv), the Company furnishes such Holder with a certificate signed by an executive officer of the Company (a "Transaction Delay Notice") to the effect that the Company (i) prior to the Company's receipt of such request, had commenced preparations for the filing of a registration statement pertaining to a public offering of securities of the Company for the account of the Company or (ii) has determined in good faith that an offering pursuant to Section 3(a)(iv) would likely materially interfere with a potential contemplated material financing, acquisition, disposition, corporate reorganization or merger or other similar transaction involving the Company. Any "Transaction Delay Period" shall be the period commencing on the day the Company furnishes a Transaction Delay Notice and continuing until the date specified in the Transaction Delay Notice; provided, however, that the Transaction Delay Period shall not exceed (i) in the case of a Transaction Delay Notice furnished in the first year after the Closing Date, a period of forty-five (45) days or
(ii) in the case of a Transaction Delay Notice furnished after the first anniversary of the Closing Date, a period of ninety (90) days. The Company may deliver no more than two (2) Transaction Delay Notices in any twelve-month period, and the aggregate duration of all Transaction Delay Periods, combined with any Deferral Periods pursuant to Section 3(a)(v) below, shall not exceed
(i) sixty (60) days in the first year after the Closing Date or (ii) one hundred and twenty (120) days in any twelve (12) month period after the first anniversary of the Closing Date.

                  (D) The Company shall not be obligated to (i) effect more than two offerings pursuant to this Section 3(a)(iv), or (ii) effect any offering pursuant to this Section 3(a)(iv) involving less than One Million (1,000,000) Registrable Securities. An offering requested pursuant to this Section 3(a)(iv) shall not be deemed to have been effected for purposes of this Section 3(a)(iv)(D), unless (1) the Shelf Registration Statement remains effective for a period of at least forty-five (45) days after commencement of the offering, and
(2) the offering is not subject to any stop order or requirement of the SEC during the period specified in clause (1) above (other than any such stop order, injunction, or other requirement of the SEC prompted by any act or omission of Holders of Registrable Securities).

                  (E) If in an underwritten offering requested pursuant to this
Section 3(a)(iv), either Shelf Underwriter (after consultation with the other Shelf Underwriter) reasonably advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such offering exceeds the number that can be sold in such offering at a price reasonably related to the then current market value of such securities, there shall be included in such offering only the Registrable Securities that such Shelf Underwriter so advises may be sold at a price reasonably related to the then current market value of such securities.

                  (v) Suspension of Shelf Registration Statement. Upon (A) the issuance by the SEC of a stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of proceedings with respect to the Shelf Registration Statement under Section 8(d) or 8(e) of the Securities Act or
(B) the occurrence of a Material Event, the Company shall (i) in the case of clause (B) above, subject to the next to last sentence of this Section 3(a)(v), as promptly as practicable prepare and file a post-effective amendment to the Shelf Registration Statement or a supplement to the related Prospectus or any document incorporated therein by reference or file any other required document that would be incorporated by reference into the Shelf Registration Statement and Prospectus so that such Shelf Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the related Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, and, in the case of a post-effective amendment to the Shelf Registration Statement, subject to the next to last sentence of this Section 3(a)(v), use commercially reasonable efforts to cause it to be declared effective as promptly as is reasonably practicable, and (ii) give notice to the Holders named as selling security holders in the Prospectus that the availability of the Shelf Registration Statement is suspended (a "Deferral Notice"). Upon receipt of any Deferral Notice, each Holder agrees not to sell any Registrable Securities pursuant to the Registration Statement until such Holder has received copies of the supplemented or amended Prospectus provided for in clause (i) above, or until it is advised in writing by the Company that the Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. The Company will use reasonable best efforts to ensure that the use of the Prospectus may be resumed
(x) in the case of clause (A) above, as promptly as is practicable, but in no event later than fifteen (15) days after the Deferral Notice is given to the Holders, (y) in the case of clause (B) above, as soon as in the reasonable judgment of the Company the public disclosure of such Material Event would not be prejudicial to or contrary to the interests of the Company, but in no event later than (i) in the case of a Deferral Notice furnished in the first year after the Closing Date, forty-five (45) days after the Deferral Notice is furnished to the Holders or (ii) in the case of a Deferral Notice furnished after the first anniversary of the Closing Date, ninety (90) days after the Deferral Notice is furnished to the Holders. The period during which the availability of the Shelf Registration Statement and any related Prospectus is suspended pursuant to Section 3(a)(v) (the "Deferral Period"), combined with any Transaction Delay Periods pursuant to Section 3(a)(iv)(C) above, shall not exceed sixty (60) days during the first year after the Closing Date and one hundred and twenty (120) days during any twelve (12) month period after the first anniversary of the Closing Date.


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
      (b) Holders Incidental Registration. Subject to Section 3(f), if at any time the Company determines, in its sole discretion, that it shall file a registration statement under the Securities Act (other than (i) a registration statement providing for an offering on a delayed or continuous basis pursuant to Rule 415 of the Securities Act or (ii) a registration statement on Form S-4 or S-8 or any successor or similar forms) registering an underwritten offering of Common Stock for cash consideration on any form that also would permit the registration of the Registrable Securities and such filing is to be on its behalf and/or on behalf of selling holders of the Company's securities, the Company shall each such time promptly give each Lazard Holder written notice of such determination setting forth the date on which the Company proposes to file such registration statement, and advising each Lazard Holder of its right to have Registrable Securities included in such registration. The Company will select the managing underwriter and all other underwriters in any underwritten offering pursuant to this Section 3(b). Upon the written request of any Lazard Holder received by the Company no later than ten (10) days after the date of the Company's notice, the Company shall use commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Lazard Holder has so requested to be registered; provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to each Lazard Holder of Registrable Securities and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the registration expenses pursuant to Section 3(e) in connection therewith). If, in the written opinion of the managing underwriter, the total amount of such securities to be so registered, including such Registrable Securities, will exceed the maximum amount of the Company's securities that can be marketed either (a) at a price reasonably related to the then current market value of such securities, or (b) without otherwise materially and adversely affecting the entire offering, then the Company shall include in such registration (1) first, all the securities the Company proposes to sell for its own account without having the adverse effect referred to above, and (2) second, all Registrable Securities requested to be included in such registration by the Lazard Holders pursuant to this Section 3(b), all shares of Common Stock required to be registered on behalf of third parties exercising "demand" registration rights and all shares of Common Stock requested to be included by third parties exercising the rights similar to those granted in this Section 3(b) up to the number which the Company has been advised can be sold in such offering without having either of the adverse effects referred to above. The number of such Registrable Securities requested to be included in such registration by the Lazard Holders pursuant to this Section 3(b) shall be limited to such extent and shall be allocated pro rata among all such requesting Lazard Holders and third parties exercising "demand" registration rights and rights similar to those granted in this Section 3(b) on the basis of the relative number of Registrable Securities each such Lazard Holder has requested to be included in such registration and the number of shares of Common Stock requested to be included in such registration by such third parties.

      (c) Obligations of the Company. Whenever required under Section 3(a) to use commercially reasonable efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:

            (i) furnish to the Holders such reasonable numbers of copies of the Registration Statement and any Prospectus included therein (including each preliminary Prospectus and any amendments or supplements thereto (including all exhibits and documents incorporated by reference) in conformity with the requirements of the Securities Act) and such other documents and information as they may reasonably request and make available for inspection by the parties referred to in Section 3(c)(ii) below such financial and other information and books and records of the Company, and cause the officers, directors, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably necessary, in the judgment of the respective counsel referred to in such Section 3(c)(ii);

            (ii) provide (1) the Holders of the Registrable Securities to be included in such Registration Statement, (2) the Shelf Underwriters, if any, therefor, (3) the sales or placement agent, if any, therefor, (4) counsel for the Shelf Underwriters or agent, if any, therefor, and (5) not more than one counsel for all the Holders of such Registrable Securities the opportunity to participate in the preparation of such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment or supplement thereto, and (a) promptly incorporate in a Prospectus supplement or post-effective amendment such information as the Shelf Underwriters, their counsel, or such Holders' counsel reasonably determine is necessary and appropriate to be included therein, and (b) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

            (iii) use commercially reasonable efforts to register or qualify the Registrable Securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions within the United States as the Holders shall reasonably request for the distribution of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (iii) be obligated to do so; and provided further that the Company shall not be required to qualify such Registrable Securities in any jurisdiction in which the securities regulatory authority requires that any Holder submit its Registrable Securities to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Securities in such jurisdiction unless such Holder agrees to do so;

            (iv) promptly notify the selling Holders, the sales or placement agent, if any, and the Shelf Underwriters, if any, (1) when such Registration Statement, amendment, supplement or post-effective amendment has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (2) of any comments by the SEC or by any Blue Sky or securities commissioner or regulator of any state with respect thereto, (3) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for that purpose, or (4) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

            (v) subject to Section 3(a)(v), use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement and use its commercially reasonable efforts to cause such Registrable Securities covered by any such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Holders to consummate the disposition of such Registrable Securities;

            (vi) furnish on the date that the Registrable Securities are delivered to the Shelf Underwriters, if any, for sale pursuant to such registration, (1) a signed opinion, dated such date, of the legal counsel representing the Company (which may be the general counsel or any other attorney employed by the Company) for the purpose of such registration, addressed to the Shelf Underwriters as to such matters as such underwriters may reasonably request and as would be customary in such a transaction; and (2) letters dated such date and the date the offering is priced from the independent certified public accountants of the Company, addressed to the Shelf Underwriters, (i) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the Registration Statement or the Prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (ii) covering such other financial matters with respect to the registration in respect of which such letter is being given as the Shelf Underwriters may reasonably request and as would be customary in such a transaction;

            (vii) enter into customary agreements (including, without limitation, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities to be so included in the Registration Statement;

            (viii) cooperate with the Holders of the Registrable Securities and the Shelf Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, and enable such Registrable Securities to be in such denominations and registered in such names as the Shelf Underwriters, if any, may request at least five Business Days prior to any sale of the Registrable Securities;

            (ix) otherwise comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, but not later than eighteen months after the effective date of the Registration Statement, an earnings statement covering the period of at least twelve months beginning with the first full month after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

            (x) use commercially reasonable efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange on which the Common Stock of the Company is then listed; and

            (xi) use commercially reasonable efforts to make available appropriate senior executive officers of the Company to participate in customary "road show" presentations that may be reasonably requested by the Holders in any underwritten offering; provided that the participation of such senior executive officers shall not interfere with the conduct of their duties to the Company.

With respect to a registration required pursuant to Section 3(a), the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it but in no event longer than forty-five (45) days from the effective date.

      (d) Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as the Company shall reasonably request in writing and as shall be required in connection with the action to be taken by the Company.

      (e) Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Sections 3(a) and 3(b) for each Holder, including without limitation all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees (including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance), fees of the NASD or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or Blue Sky laws, and fees and disbursements of counsel for the Company, shall be paid by the Company. The Holders shall bear and pay the underwriting commissions and discounts applicable to the Registrable Securities offered for their account in connection with any regulations, filings and qualifications made pursuant to this Agreement, as well as related fees and disbursements of counsel or other advisors to Holders.

      (f) Underwriting Requirements. In connection with any underwritten offering contemplated by Section 3(b), the Company shall not be required to include Registrable Securities in such underwritten offering unless the Lazard Holder of such Registrable Securities accepts the terms of the underwriting of such offering that have been reasonably agreed upon between the Company and the underwriters selected by the Company in accordance with the terms of this Agreement.

      (g) Rule 144 and Rule 145 Information. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration at all times, the Company agrees to:

            (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

            (ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

            (iii) furnish to each Holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 under the Securities Act and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any Registrable Securities without registration.

Notwithstanding anything contained in this Section 3(g), the Company may cease to file reports with the SEC under Section 12 of the Exchange Act if it then is permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder.

      (h) Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

            (i) The Company shall indemnify and hold harmless each Holder, such Holder's directors and officers, each Person who participates in the offering of such Registrable Securities, including underwriters (as defined in the Securities Act), and each Person, if any, who controls such Holder or participating Person within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of a material fact contained in such Registration Statement, preliminary Prospectus, final Prospectus or amendments or supplements thereto or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the indemnity agreement in this Section 3(h)(i) shall not apply to any loss, claim, damage or liability resulting from a Holder's failure to deliver at or prior to written confirmation of sale, the most recent Prospectus, as amended or supplemented, if such Prospectus, as amended or supplemented, would have corrected such untrue statement or omission of a material fact or alleged untrue statement or omission of a material fact, but only if copies of such Prospectus have previously been furnished to such Holder; provided, further, that the indemnity agreement contained in this Section 3(h)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided further that the Company shall not be liable to any Holder, such Holder's directors and officers, participating Person or controlling Person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, preliminary Prospectus, final Prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, such Holder's directors and officers, participating Person or controlling Person or (B) an offer or sale of Registrable Securities during a Deferral Period or in violation of the Holder's obligations under Section 3(a)(v). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such

Holder's directors and officers, participating Person or controlling Person, and shall survive the transfer of such securities by such Holder.

            (ii) Each Holder requesting or joining in a registration jointly and severally shall indemnify and hold harmless the Company, each of its directors and officers, each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each agent and any underwriter for the Company (within the meaning of the Securities Act) to the same extent as the foregoing indemnity from the Company to the Holders but only with reference to written information relating to such Holder furnished to the Company expressly for use in connection with such registration, including without limitation information provided by the Holder pursuant to Section 3(d); provided, however, that the indemnity agreement contained in this Section 3(h)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided further that the liability of Holders hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense that is equal to the proportion that the net proceeds from the sale of the shares sold by Holders under such Registration Statement bears to the total net proceeds from the sale of all securities sold thereunder.

            (iii) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such Person (the "indemnified party") shall promptly notify the Person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (1) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (2) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Holders, in the case of parties indemnified pursuant to Section 3(h)(i), and by the Company, in the case of parties indemnified pursuant to Section 3(h)(ii). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

            (iv) Indemnification similar to that specified in Section 3(h)(iii) shall be given by the Company and each Holder of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

            (v) If the indemnification provided for in this Section 3(h) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

      (i) Lockup. Each Holder shall, in connection with any underwritten offering of the Company's securities in which such Holder participates pursuant to Section 3(b), upon the reasonable request of the underwriters managing any underwritten offering of such securities, agree in writing not to effect any disposition or distribution of any Subject Shares (other than that included in the registration) without the prior written consent of such underwriters for such period of time (not to exceed ninety (90) days) from the effective date of such registration as the underwriters may specify.

      (j) Transfer of Registration Rights. The registration rights of any Holder under this Agreement with respect to the Registrable Securities may be transferred to any Permitted Transferee; provided, however, that (1) the transferring Holder shall give the Company written notice at or prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred, (2) such Permitted Transferee shall agree in writing in form and substance reasonably satisfactory to the Company, to be bound as a Holder by the provisions of this Agreement and (3) the benefits of Section 3(b) shall only be available to Lazard Parties and Lazard Subsidiaries.

      4. Miscellaneous.

      (a) Termination. If the Merger Agreement is terminated prior to the Effective Time, this Agreement and the obligations of the parties hereunder shall concurrently terminate.

      (b) Further Actions. Each of the parties hereto agrees that it will use commercially reasonable efforts to do all things necessary to effectuate this Agreement.

      (c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Company, the Holders of a majority of the Registrable Securities and LFREI. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

      (d) Remedies. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

      (e) Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in Person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

                  If to Company, at:      Pan Pacific Retail Properties, Inc.
                                          1631-B South Melrose Drive
                                          Vista, California 92083
                                          Facsimile:  (760) 727-1430
                                          Attention:  Chief Executive Officer

                  With a copy to:         Latham & Watkins
                                          650 Town Center Drive, Suite 2000
                                          Costa Mesa, California 92626
                                          Facsimile: (714) 755-8290
                                          Attention: William J. Cernius

                  If to an Lazard Party or
                  a Permitted Transferee, at: Lazard Freres Real Estate
                                              Investors L.L.C.
                                              30 Rockefeller Plaza 50th Floor
                                              New York, New York 10020
                                              Facsimile:  (212) 332-1793
                                              Attention:  General Counsel


                  With a copy to:             Kirkland & Ellis
                                              153 East 53rd Street
                                              New York, New York 1002
                                              Facsimile:  (212) 446-4900
                                              Attention:  Andrew Nagel, Esq.

      (f) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      (h) Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

      (i) Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned (whether by operation of law or otherwise) by a Lazard Party without the consent of the Company, or by the Company without the consent of holders of at least a majority in number of the Registrable Securities then outstanding, provided, that, subject to Section 3(j), a Lazard Party can assign its rights hereunder to a Permitted Transferee without the consent of the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      (j) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (other than indemnified parties to the extent of the indemnification provided herein) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      (k) Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

            (i) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD, TO THE FULLEST EXTENT PERMITTED BY LAW, TO THE CONFLICTS OF LAWS PROVISIONS THEREOF WHICH MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

            (ii) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

      (l) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      (m) Additional Covenants of the Company. During the period from the date of this Agreement and continuing until the earlier termination of this Agreement or the date the Shelf Registration Statement is declared effective under the Securities Act, without the written consent of LFREI, the Company shall not and shall not permit any of its Subsidiaries to:

            (i) issue, pledge or sell, or propose or authorize the issuance, pledge or sale, or grant any options or make any other agreements with respect to, any of its shares of capital stock; provided, however, the foregoing restrictions shall not apply to (A) securities issued upon exercise of Parent Stock Rights upon payment of the exercise price thereof, (B) securities issued upon exercise of rights of the equity holders in the Parent DownREITs to convert their Parent DownREIT Units into shares of Common Stock, (C) stock options or restricted stock awarded to directors, officers or employees of the Company pursuant to the Parent Stock Plans, (D) securities issued pursuant the Company's dividend reinvestment plan or (E) securities issued pursuant to Article II of the Merger Agreement;

            (ii) (A) sell, pledge, dispose of, grant or encumber any of the assets of the Company or any of its Subsidiaries consisting of stock or partnership interests of its Subsidiaries or fee interests in real property, other than sales or dispositions of assets in an aggregate amount not to exceed $75,000,000, (B) acquire any assets consisting of fee interests in real property, other than assets in an aggregate amount not to exceed $75,000,000;
(C) acquire all or substantially all of the assets of any company, division or line of business of any Person, if the aggregate value of such assets exceeds $75,000,000; or (D) agree to enter into any merger, reorganization, share exchange, business combination or similar transaction pursuant to which Company stockholders will receive any consideration (whether payable in cash, securities, property or other consideration) in exchange for their shares of Common Stock; provided that nothing herein shall prevent the Company or its Subsidiaries from entering into leases of their real property assets; or

            (iii) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

      IN WITNESS WHEREOF, the parties have executed this Stockholders' Rights Agreement as of the date first above written.

                                    PAN PACIFIC RETAIL PROPERTIES, INC.,
                                    a Maryland corporation

                                    By:   /s/ Stuart A. Tanz
                                          --------------------------------------
                                          Name:  Stuart A. Tanz
                                          Title: Chief Executive Officer


                                    LAZARD FRERES REAL ESTATE INVESTORS L.L.C., a New York limited liability company

                                    By:   /s/ Mark S. Ticotin
                                          --------------------------------------
                                          Name:  Mark S. Ticotin
                                          Title: Managing Principal


                                    LF STRATEGIC REALTY INVESTORS L.P.,
                                    a Delaware limited partnership

                                    By:   Lazard Freres Real Estate Investors
                                          L.L.C.
                                    Its:  General Partner

                                    By:   /s/ Mark S. Ticotin
                                          --------------------------------------
                                          Name:  Mark S. Ticotin
                                          Title: Managing Principal


                                    PROMETHEUS WESTERN RETAIL TRUST,
                                    a Maryland real estate investment trust

                                    By:   /s/ Mark S. Ticotin
                                          --------------------------------------
                                          Name:  Mark S. Ticotin
                                          Title: Vice President


                                    PROMETHEUS WESTERN RETAIL, LLC,
                                    a Delaware limited liability company

                                    By:   Prometheus Western Retail Trust
                                    Its:  Managing Member

                                    By:   /s/ Mark S. Ticotin
                                          --------------------------------------
                                          Name:  Mark S. Ticotin
                                          Title: Vice President


             [Signature Page to the Stockholders' Rights Agreement]

                                                                  EXECUTION COPY